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                              ROSLYN & ROOSEVELT
                        A POWERFUL NEW COMMUNITY BANK...
                          NOW AND FOR A NEW MILLENNIUM


                   [ROSLYN BANCORP, INC. LOGO APPEARS HERE]

The merger of Roslyn Bancorp and T R Financial, the holding company for Roosevelt Savings, will create a powerful new regional banking franchise. And unlike some mega-mergers, we will not compromise the customer service excellence that has distinguished both institutions since their inception more than a century ago.

The new bank will retain the Roslyn name, have $7.7 billion in assets, more than $4.1 billion in deposits, and 25 full-service banking locations. It will be the fourth largest thrift institution based in New York State and among the leaders in the nation.

Combined, we will have the capital strength, significant branch presence, technological service delivery and product breadth needed to compete successfully against any competitor in any of our markets.


                   SUBSTANTIAL CAPACITY FOR FUTURE GROWTH...
  CONSIDERABLE POTENTIAL FOR LONG-TERM STRATEGIC VALUE TO ROSLYN STOCKHOLDERS

The combined company represents an excellent opportunity for long-term stockholder value through maximizing the substantial capacity for future growth, while capitalizing on the strategic advantages of a larger and better positioned franchise.

The products, geographic distribution, strategy, cultures and customer-driven focus of Roslyn and Roosevelt are compatible in every way. As a result of this combination, Roslyn will be in its best competitive position in its nearly 125-year history.

Our ability to deliver an encompassing range of consumer banking and lending products through state-of-the-industry technology will rival any financial institution in our markets. Our exceptional customer service will continue to distinguish Roslyn from the competition. This exciting new franchise represents a potent combination committed to enhancing stockholder value through well-managed growth.

A STRATEGY DESERVING STOCKHOLDERS' APPROVAL!


VOTE "FOR" THE MERGER TODAY: Please mail in your proxy using the postage-paid return envelope. You may vote over the phone by following the instructions attached to your proxy card. For further assistance, call our proxy solicitor Kissel-Blake: 1-800-554-7733. All proxies must be received by December 22, 1998.

Statements contained in this document which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

A registration statement relating to the proposed merger has been filed with the Securities and Exchange Commission and has become effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Roslyn Bancorp, Inc. or the solicitation of votes by stockholders of Roslyn Bancorp, Inc. with respect to the proposed merger. Such offer for sale and solicitation of votes is made only by the Joint Proxy Statement/Prospectus.